Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 108 to Registration Statement No. 033-58846 on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of Lord Abbett Focused Small Cap Value Fund (formerly known as Lord Abbett Micro Cap Value Fund), a series of Lord Abbett Securities Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 10, 2019